CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

TRUE DRINKS HOLDINGS, INC.

         True Drinks Holdings, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Articles of Incorporation (the "Articles of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article III, Section 1 of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“Authorized Shares of Common Stock. The aggregate number of shares of stock which the corporation shall have authority to issue is 120,000,000 shares of $0.001 par value Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may have been or hereafter will be established in accordance with the Nevada Revised Statutes. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 5th day of February, 2014.

                                    By:

/s/ Daniel Kerker

                                    Name:  Daniel Kerker

                                    Title: Chief Financial Officer